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                                                                    EXHIBIT 11.1
                                                                    ------------

                 Primus Telecommunications Group, Incorporated
                               and Subsidiaries

                       Computation of Per Share Earnings

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                                                                                                   Six Months Ended
                                                    Period from                                        June 30,
                                                 February 4, 1994           Year Ended            -----------------
PRIMARY EARNINGS PER SHARE                     to December 31, 1994      December 31, 1995         1995       1996
--------------------------------------         --------------------      -----------------         ----       ----

Historical net loss                              $         (577,280)       $    (2,425,238)    $ (793,080)  $(3,232,426)
                                                 ==================        ===============     ==========   ===========

Weighted average number of Common
 Shares outstanding                                       2,620,374              5,019,139      4,777,188     9,766,285

Add:  Common Share equivalents (as
 determined using the modified treasury
 stock method as described in Note 2
 of the Consolidated Financial
 Statements)                                              5,939,752              5,873,108      5,939,751     2,719,693
                                                 ------------------        ---------------     ----------    ----------
Weighted average number of Common
 Shares used in calculation of
 primary loss per share                                   8,560,126             10,892,247     10,716,939    12,485,978
                                                 ==================        ===============     ==========    ==========
Loss per share - Primary                         $             (.07)       $          (.22)    $     (.07)   $     (.26)
                                                 ==================        ===============     ==========    ==========

FULLY DILUTED EARNINGS PER SHARE
--------------------------------

Historical net loss                              $         (577,280)       $    (2,425,238)   $  (793,080)   (3,232,426)
                                                 ==================        ===============    ===========    ==========

Weighted average number of Common
 Shares outstanding                                       2,620,374              5,019,139      4,777,188     9,766,285

Add: Common Share equivalents (as
 determined using the modified
 treasury stock method as described in
 Note 2 of the Consolidated Financial
 Statements).                                             5,939,752              5,946,011      6,018,359     2,805,909
                                                 ------------------        ---------------    -----------    ----------
Weighted average numbers of Common
 Shares used in calculation of fully
 diluted loss per share                                   8,560,126             10,965,150     10,795,547    12,572,194
                                                 ==================        ===============    ===========    ==========

Loss per share - Fully Diluted                   $             (.07)       $          (.22)   $      (.07)   $     (.26)
                                                 ==================        ===============    ===========    ==========
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